EXHIBIT 10.1

EMPLOYMENT AGREEMENT TERMINATION AND RETIREMENT AGREEMENT

        This agreement (the “Agreement”) is made this 29th day of December, 2004, between Michael P. Conroy (the “Executive”) and MTS Medication Technologies, Inc. (the “Company”). For purposes of this Agreement, the term “Company” refers jointly and severally to MTS Medication Technologies, Inc. and its existing or former officers, directors, shareholders, Executives, and agents (in their individual and representative capacities), including, without limitation, any parent, affiliates, predecessor, successor, subsidiary, or other related company.

BACKGROUND.

        The Executive was employed by the Company pursuant to the terms of an Employment Agreement effective July 1, 2003 (the “Employment Agreement”) until the Executive’s retirement effective January 7, 2005. The Executive has also resigned as CFO and Director of the Company as of September 1, 2004. The Executive and the Company desire to terminate the Employment Agreement in an amicable manner.

        The Executive acknowledges that the Company has advised the Executive to consult an attorney prior to executing this Agreement.

        THEREFORE, the parties agree as follows:

         1.     The Company’s Benefits to the Executive.

                  (a)     The Company acknowledges that the Executive will retire effective January 6, 2005 and has resigned as an Officer and Director of the Company.

                  (b)    In consideration of the Executive’s agreement to assist with the transition of his duties, the Company will continue to employ the Executive until his retirement on January 6, 2005. The Executive will continue to receive the salary and benefits as described in the Employment Agreement through January 7, 2005.

                  (c)     At the Executive’s request, the Company will assign any key man life insurance policies insuring Executive to the Executive. The Executive will be responsible for the payment of any premiums or costs related to the assigned insurance effective January 7, 2005.

                  (d)     Stock Options. The Executive may exercise any vested Stock Options previously granted to the Executive consistent with the provisions of the Company’s Stock Option Plan.

                  (e)     Grant of Shares. The Company has issued the Executive 50,000 shares of the restricted common stock of the Company pursuant to the Company Stock Option Plan. The grant of these shares replaces the Common Stock Bonus described in Exhibit D of the Executive’s July 1, 2003 Employment Agreement. The value of these shares, for tax purposes, shall be determined based upon the average closing price of the shares as quoted on the American Stock Exchange for the five (5) days preceding the Executive’s retirement date.

                  (f)     The Executive will receive continuous access to all health care benefits available to retired Executives of the Company. The Executive will be responsible for the payment of any premiums related to the health care benefits.

                  (g)     The Company will withhold from all salary or bonus payments all necessary federal, state, or local taxes or other standard withholdings.

                  (h)     The Executive understands that the benefits described in Paragraph (1) shall constitute the sole financial obligation of the Company to the Executive under this Agreement.

                  (i)     The Company (for itself and any and all subsidiaries, other affiliates and any other person who may be entitled to make a claim on behalf of, or through the company) freely releases and discharges the Executive and his heirs and personal representatives from any further obligations under the Employment Agreement Executive once had or now have. The Company agrees not bring charges, claims or actions against the Executive (or his heirs or personal representatives) in the future for any claims related to the obligations of the Executive pursuant to the Employment Agreement or his employment with the Company or his actions as an officer and director of the Company.

         2.     The Executive’s Agreements for the Benefit of the Company.

                  (a)    Release

                          (i)     The Executive (on his own behalf and on behalf of his heirs, personal representatives, and any other person who may be entitled to make a claim on his behalf or through him) freely releases and discharges the Company and its officers, directors, Executives, agents, and representatives, and their successors in interest, from any further obligations under the Employment Agreement that Executive once had or now has. The Executive agrees not to bring any charges, claims, or actions against the Company and its officers, directors, Executives, agents, and representatives, and their successors in interest, in the future, for any claims related to the obligations of the Company pursuant to the Employment Agreement. Notwithstanding the foregoing, the Company shall not be relieved of and shall maintain any and all obligations to the Executive for indemnification of the Executive under the Company’s officers and directors liability insurance with respect to any acts or omissions of the executive while an officer, director and employee of the Company.

                          (ii)        The Executive realizes that there are many laws and regulations relating to employment relationships, including Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Americans with Disabilities Act of 1990; the National Labor Relations Act, as amended; the Civil Rights Act of 1866, as amended; the Executive Retirement and Income Security Act of 1974, as amended; the Family and Medical Leave Act; the Fair Labor Standards Act, as amended; and various state and local constitutional and statutory provisions and human rights laws as well as the laws of contract and tort. The Employee intends to and does fully and finally release the Company from any and all claims arising out of or based upon such laws and regulations that he may have arising from events occurring prior to the date on which he executes this Agreement.

                          (iii)        The Executive represents that he does not presently have on file, and has not made in any forum, any complaints, charges, or claims (whether civil, administrative, or criminal) against the Company. The Executive agrees that if, after signing this Agreement, he thereafter commences, joins in, or in any manner seeks relief through any suit arising out of, based upon, or relating to any of the claims released hereunder, or asserts in any manner against the Company any of the claims released hereunder, the Executive shall pay to the Company or the officer, director, Executive, or the successor in interest, in addition to any other damages caused by the Executive, all attorneys’ fees incurred by any of them in defending or in otherwise responding to such suit or claim.

                  (b)     Employment Agreement. The Employment Agreement between the parties, effective July 1, 2003, is terminated and of no further effect. Other than the Company’s obligations outlined in Paragraph 1, the Company is not obligated to provide any further compensation, benefits, options, stock, or bonus to the Executive under the terms of the Employment Agreement. Other than the Executive’s obligations to the Company under Paragraph 6 of the Employment Agreement, which provision will continue in full force and effect, the Executive shall have no further obligation to the Company under the Employment Agreement. This Agreement constitutes the written agreement required under Paragraph 13(d) of the Employment Agreement.

         3.     Cooperation.

                  The Executive has cooperated and will continue to cooperate with the Company in assuring an orderly transition of any and all matters being handled by the Executive for the Company. The Executive will cooperate with the Company as a witness in all matters and provide truthful testimony about which the Executive has knowledge, including any necessary factual support for motions, as a result of the Executive’s position with the Company and in which the Executive’s testimony is required by the Company. The Company represents that there currently is no pending litigation except for product liability claims. The Company will reimburse the Executive for any out-of-pocket expenses he incurs and any loss wages or salary while acting as a witness on behalf of the Company. The Executive, however, shall not receive any additional compensation for his testimony as a witness on behalf of the Company. This obligation to cooperate and to provide truthful testimony shall include, without limitation, the duty to provide in person, deposition, or affidavit testimony, and the preparation therefore; and to travel to provide in person testimony. This obligation shall apply to and include any litigation, arbitration, alternative dispute resolution, mediation, or dispute resolution proceeding. Should applicable legal or ethical rules bar any portion of such reasonable compensation, the Executive shall nonetheless fulfill these duties to cooperate and to provide truthful testimony.

         4.     Informed, voluntary signature.

                 The Company has advised the Executive to consult an attorney before executing this Agreement. The Executive agrees that he has done so and has had a full and fair opportunity to review this Agreement and signs it knowingly, voluntarily, and without duress or coercion. Further, in executing this Agreement, the Executive agrees that he has not relied on any representation or statement not set forth in this document.

         5.     No admission.

                 The parties agree that this Agreement does not constitute any admission by the Executive or by the Company or any of its officers, directors, Executives, agents, and representatives, and their successors in interest of any (i) violation of any statute, law, regulation, order or other applicable authority, (ii) breach of contract, actual or implied, or (iii) commission of any tort.

         6.     Opportunity to Review.

                 The Executive was given a document reflecting substantially the terms of this Agreement on November 1, 2004. The Executive agrees that the Company advised him to consult an attorney prior to executing this Agreement and that he has, in fact, consulted an attorney before signing it and was given a period of at least 21 days to consider it. He acknowledges that the Company has advised him of his right to consider the terms of this Agreement for an additional 21 days after the delivery to him of this instrument, and he hereby irrevocably waives that right.

                  7.     Right of Revocation.

                           Pursuant to federal law, this Agreement is revocable by the Executive for a period of seven days following the Executive’s execution of the Agreement. The Agreement shall not become effective or enforceable until that period expires.

                 8.     Attorneys’ Fees.

                          Each party will bear his or its own attorneys’ fees and costs, including, but not limited to, any fees or costs incurred in regard to the negotiation, drafting, review, or enforcement of this Agreement.

                 9.     Miscellaneous

                          (a)     This Agreement shall be interpreted and enforced in accordance with the laws of the State of Florida.

                          (b)     This Agreement represents the sole and entire agreement between the parties and supersedes any and all prior agreements, negotiations and discussions between the parties or their respective counsel with respect to the subject matters covered in this Agreement.

                          (c)     If either party initiates proceedings for the other’s breach of this Agreement, the prevailing party shall recover attorneys’ fees and costs, including such fees and costs on any enforcement or appeal proceedings. (d) If one or more paragraph(s) of this Agreement are ruled invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision of the Agreement, which shall remain in full force and effect.

                          (e)     This Agreement may not be modified orally but only by a writing signed by both parties to this agreement.

                          (f)     Both parties agree that, unless required by law or by a court of competent jurisdiction, this document shall remain confidential and will not be used for any purpose other than enforcing its specific terms in any proceeding between the parties hereto. If this document must be filed in any court proceeding, the person seeking to file it will do so only under seal unless expressly prohibited by the court.

                           (g)     This Agreement may be executed in two counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same document.

MICHAEL P. CONROY

MEDICAL TECHNOLOGY SYSTEMS, INC.

By: Todd E. Siegel
As its: President